Exhibit 99.1

Press contacts:
Loren McDonald	David Burt
J.L. Halsey	J.L. Halsey
650.388.3542	978.689.0333
925.202.5976 cell	617.711.4209
loren@emaillabs.com

J.L. Halsey Appoints Loren McDonald as VP & Chief Marketing Officer
Industry Veteran to Oversee Marketing and Branding Efforts for Parent of
Lyris, EmailLabs and SparkList

Wilmington, DE — (June 27, 2006) J.L. Halsey Corporation (OTC BB: JLHY), the largest publicly-held company focused primarily on email marketing, today announced that marketing veteran, Loren McDonald has been named Vice President & Chief Marketing Officer. In his new role, McDonald will be responsible for overseeing the marketing, communications and branding efforts of J.L Halsey, and driving brand strategy across the current Halsey brands: Lyris, EmailLabs, and Sparklist. McDonald will continue to work from EmailLabs’ Menlo Park office.

McDonald was previously vice president of marketing for EmailLabs, a leading email service provider, which was acquired by J.L. Halsey in October of 2005. Prior to EmailLabs, Loren was founder and president of Intevation, an e-marketing services firm specializing in email and search engine marketing services. He’s held executive marketing positions at companies including USWeb/CKS (marchFIRST), NetStruxr and Arthur Andersen.

A frequent speaker, media resource and writer on email marketing best practices and trends, McDonald’s thought leadership efforts have helped build EmailLabs’ brand and reputation into one of the leaders in the industry. A ClickZ E-mail Delivery co-columnist, McDonald has written more than 125 articles on email marketing best practices and trends. In 2005 Loren was selected Marketing Executive of the Year by the American Business Awards (“Stevie’s”). The Intevation Report, EmailLabs’ best practices newsletter edited by McDonald, has been awarded Best B2B e-newsletter by both the ClickZ Marketing Excellence Awards and by MarketingSherpa’s Email Awards.

 “Loren’s online marketing and thought leadership efforts have played a major role in EmailLabs significant growth and market leadership position since joining the company in 2003. His extensive experience in both marketing and the email marketing industry make him a great addition to the Halsey team,” said David Burt, CEO of J.L. Halsey. “We expect his knowledge of the needs of marketers to play a key role in building dominant brands and leadership positions for Halsey and its subsidiaries in the email marketing industry.”

About J.L. Halsey Corporation

J.L. Halsey Corporation is the largest publicly traded company focused primarily on email marketing technology and services. Through its wholly-owned subsidiaries, Lyris Technologies, EmailLabs and Sparklist, the email marketing software and services of J.L. Halsey’s brands provide clients with leading-edge solutions for building and managing opt-in email lists, as well as creating, sending, and tracking permission-based email marketing campaigns. More than 5000 clients, including Global 2000 companies, publishers and retailers leverage the marketing technology solutions of J.L. Halsey. Clients include Nokia, Adobe, PalmSource and Jupitermedia. For more information on the company and its subsidiaries please visit www.jlhalsey.com, www.lyris.com, www.emaillabs.com and www.sparklist.com.